Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Bowlero Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, par value $0.0001 per share, issuable pursuant to the Bowlero Corp. 2021 Omnibus Incentive Plan(2)	Rule 457(c) and Rule 457(h)	20,323,185	$9.17(3)	$186,363,606.45(3)	0.0000927	$17,275.91
Equity	Class A Common stock, par value $0.0001 per share, issuable pursuant to the Bowlero Corp. Employee Stock Purchase Plan(4)	Rule 457(c) and Rule 457(h)	5,997,658	$9.17(3)	$54,998,523.86(3)	0.0000927	$5,098.36
Equity	Class A Common stock, par value $0.0001 per share, issuable pursuant to the 2017 Bowlmor AMF Corp. Stock Incentive Plan(5)	Rule 457(c) and Rule 457(h)	676,139	$7.11(7)	$4,807,348.29(7)	0.0000927	$445.64
Equity	Class A Common stock, par value $0.0001 per share(6)	Rule 457(c) and Rule 457(h)	1,384,930	$9.17(3)	$12,699,808.10(3)	0.0000927	$1,177.27
Total Offering Amounts					$258,869,286.70		$23,997.18
Total Fees Previously Paid							$-
Total Fee Offsets							$-
Net Fee Due							$23,997.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions and an indeterminate number of options and other rights to acquire Bowlero Corp.’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) that may be granted pursuant to the Bowlero Corp. 2021 Omnibus Incentive Plan.
(2)	Represents shares of Class A Common Stock issuable under the Bowlero Corp. 2021 Omnibus Incentive Plan.
(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on February 24, 2022.
(4)	Represents shares of Class A Common Stock reserved for issuance under the Bowlero Corp.’s Employee Stock Purchase Plan.
(5)	Represents shares of Class A Common Stock issuable upon exercise of stock options issued to certain officers of the Company pursuant to their elections under the Business Combination Agreement (as defined below) with respect to their then existing stock options.
(6)	Represents 1,384,930 shares of Class A Common Stock issued to certain to certain current and former officers and other employees in exchange for their stock options in existence prior to the Business Combination (as defined below).
(7)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the weighted average exercise price of the stock options outstanding under the 2017 Bowlmor AMF Corp. Stock Incentive Plan.